Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

September 28, 2023

Conley Chee

Delivered via E-mail

Dear Conley:

On behalf of Syros Pharmaceuticals, Inc. (the “Company”), I am pleased to extend the following offer setting forth the terms under which you would assume the role of, and serve as, President and Chief Executive Officer of the Company effective as of December 2, 2023 (the “Effective Date”). On the Effective Date, this letter will amend and restate the offer letter you entered with the Company on September 21, 2021 (the “Initial Offer Letter”) setting forth the terms of your employment as Chief Commercial Officer of the Company. Between the date of this letter and the Effective Date, the terms of the Initial Offer Letter will continue to apply to your employment with the Company.

1.
As of the Effective Date, you will be employed to serve on a full-time basis as President and Chief Executive Officer of the Company, having all authority commensurate with such position, subject to the supervision of, and any conditions or restrictions on such authority as determined from time to time by, the Company’s Board of Directors (the “Board”).

You agree to perform the duties and responsibilities inherent in such position, and such other duties and responsibilities as shall from time to time be mutually agreed upon between you and the Board, including, but not limited to, (a) ensuring that the Company has a clear strategy, organizational model, business objectives and contingency plans, all directed to creating value for the Company and its stockholders, (b) leading efforts to develop and achieve annual clinical, commercial, financial and business goals for the Company that reflect an appropriate allocation of capital and focus, including without limitation clinical trial enrollment, budgetary and capital raising objectives, (c) leading efforts to identify and complete corporate development transactions that create strategic value and opportunity for the Company, and (d) stewarding the Company’s culture and core values, reinforcing the Company’s mission to be a fully integrated biopharmaceutical company that creates benefit for patients. You also agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. You agree to abide by the rules, regulations, instructions, employment practices, and policies of the Company, as adopted and amended from time to time by the Company and the Board, from and after the date that they are disclosed to you.

2.
Your salary will be $636,000 per year, paid bi-weekly in arrears in accordance with the Company’s normal payroll processes and subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Board. Your performance will be reviewed by the Board on an annual basis in conjunction with an annual salary review, with your salary subject to increase but not decrease at such times.

3. You may participate in any and all bonus and benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible to participate in such programs as provided under (and subject to all provisions of) the plan documents governing those programs. Subject to the approval of the Board , you will be eligible to receive a discretionary cash bonus award based on the Company’s performance during the applicable fiscal year (or portion thereof) as determined by the Board in its sole discretion. Your target bonus will be 50% of your base salary. Notwithstanding the foregoing, your bonus award for the calendar year ended December 31, 2023 will be calculated based on the percentage of the year in which you served as the Company’s Chief Commercial Officer and Chief Business Officer pursuant to the terms of the Initial Offer Letter. You must be an active employee of the Company on the date bonuses are paid in order to be eligible for a discretionary bonus award. Future bonus eligibility will be based on the terms and conditions of the Company’s discretionary cash bonus program prevailing at that time. The bonus and benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

4. Subject to the approval of the Board, the Company will grant to you, under the Company’s 2022 Equity Incentive Plan (the “Plan”), (a) a restricted stock unit award for 86,000 shares of the Company’s Common Stock, such award to vest as to one third (1/3rd) of such shares on December 31, 2024 and as to an additional one third (1/3rd) of such shares at the end of each of the two successive years thereafter provided that you remain in service to the Company on the applicable vesting date, and (b) a performance-based restricted stock unit award for 86,000 shares of the Company’s Common Stock, such award to vest as to one-half (1/2) of such shares upon [**] and as to the other one half (1/2) of such shares upon [**], in each case as determined by the Board of Directors, provided that you remain in service to the Company on the applicable vesting date. The foregoing awards shall also be subject to the terms of the Plan and such other terms and conditions of the applicable award agreement. You may be eligible to receive such future long-term incentive awards as the Board shall deem appropriate.

5. In lieu of providing an immediate relocation benefit, you will receive an allowance of $7,500 per month during the eighteen (18) month period following the Effective Date to facilitate your physical presence at the Company’s headquarters in Cambridge, Massachusetts. The foregoing allowance will be subject to tax and other withholding as required by law.

6. Without otherwise limiting the “at-will” nature of your employment, in the event your employment is terminated by the Company without Cause or by you for Good Reason, you shall be entitled to the base salary that has accrued and to which you are entitled as of the effective date of such termination, and further, subject to the conditions set forth in the second paragraph of this Section 6, the Company shall (a) for a period of twelve (12) months following your termination date: (i) continue to pay you, in accordance with the Company’s regularly established payroll procedure, your base salary as severance; and (ii) provided you are eligible for and timely elect to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply, and (b) pay you a lump sum amount equal to your target bonus in effect for the fiscal year in which your separation from employment occurs. If, within the three months prior to a Change in Control or in the twelve months following a Change in Control, the Company terminates your employment without Cause or you resign for Good Reason, the Company, subject to the conditions set forth in the second paragraph of this Section 6, will: (a) extend the severance benefits described in (i) and (ii) above for an additional six (6) months, such that the total severance benefit period shall be eighteen (18) months; (b) pay you a lump sum amount equal to 150% of your target bonus in effect for the fiscal year in which your separation from employment occurs; and (c) accelerate the vesting of all unvested stock options and restricted stock units held by you as of the date your employment is terminated such that 100% of such awards shall become fully vested and exercisable effective as of such date.

Notwithstanding the foregoing, you will not be entitled to receive any severance benefits unless, within sixty (60) days following the date of termination, you (i) have executed a severance and release of claims agreement in a form prescribed by the Company or persons affiliated with the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations). Any severance payments shall be paid, or commence on the first payroll period following the date the release becomes effective. Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the severance payments shall commence in such subsequent calendar year, and further provided that if such payments commence in such subsequent calendar year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since your separation from service.

For purposes of this Agreement, “Change in Control” means any transaction or series of related transactions (a) the result of which is a change in the ownership of the Company, such that more than 50% of the equity securities of the Company are acquired by any person or group (as such terms are defined for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) that does not own capital stock of the Company of the effective date of such change in control, (b) that results in the sale of all or substantially all of the assets of the Company, or (c) that results in the consolidation or merger of the Company with or into another corporation or corporations or other entity in which the Company is not the survivor (except any such corporation or entity controlled, directly or indirectly, by the Company).

“Cause” means: (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony; or (b) you have (i) engaged in material dishonesty, willful misconduct or gross negligence, (ii) breached or threatened to breach either or both of the Non-Disclosure, Assignment and Non-Solicitation Agreement (as described below), (iii) materially violated a Company policy or procedure causing or threatening to cause substantial injury to the Company, and/or (iv) willfully refused to perform your assigned duties to the Company, following written notice by the Company of such breach, violation or refusal as set forth in (ii), (iii) and/or (iv) and a period of thirty (30) days to cure the same.

“Good Reason” means the occurrence of one or more of the following without your written consent: (a) a material reduction in your authority, duties and/or responsibilities as compared to your authority, duties and/or responsibilities in effect immediately prior to the occurrence of the event (for example, but not by way of limitation, this determination will include an analysis of whether you maintain at least the same level, scope and type of duties and responsibilities with respect to the management, strategy, operations and business of the Company), (b) a material reduction in your base compensation as compared to your base compensation in effect immediately prior to the occurrence of the event, or (c) the relocation of your principal business location to a location more than 50 miles from your then-current business location; provided, however, that no such occurrence shall constitute Good Reason unless: (i) you give the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (ii) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (iii) your termination of employment occurs within one (1) year following the Company’s receipt of such notice.

7. The Non-Disclosure, Assignment and Non-Solicitation Agreement and Indemnification Agreement you previously entered with the Company will remain unchanged and in full force and effect.

8. Except as previously disclosed in writing to the Company, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

9. This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

10. This letter is intended to provide payments that are exempt from or compliant with Section 409A (as defined in Attachment A) and should be interpreted consistent with that intent.

Kindly acknowledge your agreement to the terms of this letter by signing it below and returning a copy to Gerald Quirk, the Company’s Chief Legal & Compliance Officer.

Very truly yours,

By: /s/ Peter Wirth

Name: Peter Wirth

Title: Chair of the Board

Acknowledged and agreed:

/s/ Conley Chee Date: 9/28/2023

Conley Chee

Attachment A

Payments Subject to Section 409A

1)
Subject to this Attachment A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:
a)
It is intended that each installment of the severance payments under the letter agreement provided under the letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.
b)
If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.
c)
If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:
i)
Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section l.409A-l (b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and
ii)
Each installment of the severance payments due under the letter agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six- month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A- 1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.
2)
The determination of whether and when your separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section l.409A-l (h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended.
3)
The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.